INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in this Registration Statement on Form S-1, our report dated March 15, 2007 with respect to our audits of the consolidated financial statements of Asian Financial Inc. and Subsidiaries as of June 30, 2006 and 2005 and the related statement of operation, shareholders' equity, and cash flows for each of the three-year period ended June 30, 2006, and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Moore Stephens Wurth Frazer ad Torbet, LLP

Walnut, California

March 22, 2007